EXHIBIT 99.1
Celebrate Express, Inc. Announces Second Quarter Fiscal 2007 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—January 4, 2007—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its second quarter of fiscal 2007 ended November 30, 2006.
Celebrate Express reported net sales of $28.5 million in the second quarter of fiscal 2007, an increase of 9% from net sales of $26.1 million during the same period last year. Net income for the second quarter of fiscal 2007 was $568,000, or $0.07 per diluted share, compared with net income of $427,000, or $0.05 per diluted share, in the second quarter of fiscal 2006. Weighted average diluted shares outstanding were 8.0 million for the second quarter of fiscal 2007, compared with 7.9 million for the second quarter of fiscal 2006.
Kevin Green, chief executive officer of Celebrate Express stated, “The increase in net sales for the quarter was negatively affected by the 74% year-over-year decrease in our Storybook Heirlooms brand as we continued to wind-down those operations. Excluding Storybook Heirlooms, net sales for the Company increased 17.5% from the prior year, led by 46% growth in our Costume Express brand. We are pleased with our costume season results and encouraged about the growth opportunities for Celebrate Express in the Halloween market. Net sales for our Birthday Express brand grew 1.4% from the prior year, reflecting downward pressure in average order size and response rates. The Company is currently initiating several new revenue-focused initiatives aimed at increasing customer retention and response both in the catalog and on-line spaces.”
During the quarter just ended, the Company attracted approximately 194,000 new customers, compared with 163,000 in the same quarter of the prior year, an increase of 19%. Net sales per order were $72.65 in the second quarter of fiscal 2007, compared with $79.90 in the second quarter of fiscal 2006. The reduction in net sales per order was due in part to the lower average order size for the Storybook Heirlooms brand, which decreased from $114.81 in the second quarter of the prior year to $74.65 in the same period this year as a result of heavily discounted sales efforts undertaken to liquidate the remaining inventory. The decrease can also be attributed in part to the Birthday Express brand, which had net sales per order of $79.43 during the second quarter, compared with $83.76 in the same period last year and is down 2.8% year-to-date from the prior year. The Company’s websites represented approximately 73% of net sales in the quarter just ended, up from approximately 70% in the same quarter of the prior year.
The Company reported that the change in earnings from the prior year was due to four primary factors.
•	Selling and marketing expenses increased to 27.2% of net sales during the quarter, compared with 24.5% of net sales in the same quarter last year. This increase relates to lower response rates and average order sizes in the Birthday Express brand, as well as more aggressive on-line and catalog marketing for the Costume Express brand during the second quarter of fiscal 2007.

•	Fulfillment expenses increased to 12.0% of net sales during the quarter just ended, compared with 10.9% during the same quarter last year. This increase is related primarily to customer service labor and related costs. Management believes that fulfillment cost as a percentage of net sales will begin to show year-over-year improvement in the fourth quarter of fiscal 2007.

•	General and administrative costs increased $554,000 from the prior year. Two significant components of this increase were staffing costs and stock compensation expense.

•	Severance and related expenses in the amount of $1.2 million were incurred during the second quarter of fiscal 2006. No such expenses were incurred during the quarter just ended.
Mr. Green continued, “We have made great progress toward achieving our short-term objectives, including filling vacant senior management positions and stabilizing our fulfillment center operations. We have seen a positive impact on our customers’ experience by having senior management in place and on the ground in our Greensboro distribution center on a daily basis. In addition, we are in the final stages of evaluating the course of action to be taken with our fulfillment operations to support future growth initiatives. On the marketing cost side, we have performed a detailed review of our catalog circulation plan and determined that reductions were warranted to properly balance revenue generation with profitability. While we are reducing our revenue guidance in this earnings release in part to reflect this circulation reduction, we do not feel that this will affect our long-term growth potential, and our earnings guidance remains unchanged for the year. We are focused on creating shareholder value and getting the appropriate return on our marketing expenditures.”
The Company announced today the appointment of Ms. Beth Sommers as its vice president of merchandising effective February 1, 2007. Mr. Green commented “Ms. Sommers has over 20 years experience in merchandising and marketing and we are pleased to have hired her as our new vice president of merchandising. Ms. Sommers and her team will play a vital role in maximizing the returns from our existing brands, as well as capitalizing on the many opportunities for Celebrate Express to expand selection and growth into new product categories.”
Highlights
•	The Company’s customer database is now at approximately 3.2 million customers.

•	The Company shipped approximately 390,000 orders during the second quarter of fiscal 2007, an increase of 19% from 327,000 orders shipped in the second quarter of fiscal 2006.

•	The Company had cash and cash equivalents of $33.5 million at November 30, 2006, compared with $31.3 million at May 31, 2006. The increase is due primarily to decreases in inventory levels and prepaid expenses.

•	Effective with its fiscal year 2007, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment,” relating to the expensing of stock-based compensation. During the second quarter of fiscal 2007, the Company recorded stock compensation expense of $332,000, compared with stock compensation expense of $33,000 during the same quarter in the prior year.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of January 4, 2007. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2007 are as follows:
•	Net sales are expected to be between $88 million and $91 million.

•	Net income is expected to be in a range of ($0.08) to $0.01 per diluted share for fiscal 2007. Estimated stock compensation expense under SFAS 123R included in the financial guidance is approximately $1.4 million or $0.11 cents per diluted share

•	Weighted average diluted shares outstanding are expected to be approximately 8.1 million.
Effective with our fiscal year that began on June 1, 2006, the Company adopted the new accounting requirements related to expensing stock-based compensation in accordance with SFAS 123R. Stock- based compensation expense had a significant impact on our net income and earnings per diluted share in the first half of fiscal 2007 and will continue to have a significant impact on our net income and diluted earnings per share in the future. Actual stock compensation expense may differ from the estimates noted above based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.
Conference Call
Company management will be holding a conference call to discuss financial results for its second quarter of fiscal 2007 on Thursday, January 4th, 2007 at 5:00 p.m. ET/ 2:00 pm. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-362-4832 and entering password 60913548. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 69998508.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, our review of strategic alternatives, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly report filed on form 10Q and Annual Report on Form 10-K. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended November 30, 2006, which we expect to file on or before January 15, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com and CostumeExpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.

CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com
CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	November 30,	May 31,
	2006	2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$33,548	$31,327
Accounts receivable	796	339
Inventories	6,983	8,333
Prepaid expenses	2,536	4,097
Deferred income taxes	309	400

Total current assets	$44,172	44,496
Fixed assets, net	$4,385	$4,662
Deferred income taxes	7,912	7,940
Other assets, net	102	102

Total assets	$56,571	$57,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,055	$3,151
Accrued liabilities	3,386	3,972

Total current liabilities	5,441	7,123
Shareholders’ equity
Common stock and additional paid-in capital	66,093	65,495
Unearned compensation	—	(213)
Accumulated deficit	(14,963)	(15,205)

Total shareholders’ equity	51,130	50,077

Total liabilities and shareholders’ equity	$56,571	$57,200

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Six-Months Ended
	November 30,	November 30,	November 30,	November 30,
	2006	2005	2006	2005
Net sales	$28,511	$26,129	$48,453	$44,057
Cost of sales (1)	14,193	13,113	24,137	22,030

Gross margin	14,318	13,016	24,316	22,027
Operating expenses:
Fulfillment (1)	3,433	2,857	6,412	5,168
Selling and marketing (1)	7,751	6,403	13,069	10,425
General and administrative (1)	2,801	2,247	5,243	4,066
Severance and related expenses	—	1,179	—	1,179

Total operating expenses	13,985	12,686	24,724	20,838

Income (loss) from operations	333	330	(408)	1,189
Other income, net:
Interest income, net	427	304	810	546

Net income before income taxes	760	634	402	1,735
Income tax expense	(192)	(207)	(160)	(608)

Net income	568	427	242	1,127

Net income per share:
Basic	$0.07	$0.06	$0.03	$0.15

Diluted	$0.07	$0.05	$0.03	$0.14

Weighted average shares outstanding:
Basic	7,818	7,660	7,804	7,594
Diluted	7,956	7,912	7,948	7,937

(1) Stock-based compensation is included in the expense line items above in the following amounts:
Cost of Sales	$9	$5	$18	$10
Fulfillment	18	5	32	10
Selling and marketing	43	7	105	41
General and administrative	262	16	457	32

	$332	$33	$612	$93

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six months ended
	November 30,	November 30,
	2006	2005
Cash flows from operating activities:
Net income	$242	$1,127
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	160	608
Depreciation and amortization	777	568
Stock-based compensation	612	93
Excess tax benefit from exercise of stock options	(41)	—
Changes in operating assets and liabilities:
Accounts receivable	(458)	(116)
Inventories	1,350	(265)
Prepaid expenses and other assets	1,562	188
Accounts payable	(1,096)	166
Accrued liabilities	(586)	1,404

Net cash provided by operating activities	2,522	3,773

Cash flows from investing activities:
Payments for purchases of fixed assets	(500)	(1,021)

Net cash used in investing activities	(500)	(1,021)

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(10)
Employee stock purchase plan shares issued	25	54
Proceeds from exercise of stock options	133	133
Excess tax benefit from exercise of stock options	41	—

Net cash provided by financing activities	199	177

Net decrease in cash and cash equivalents	2,221	2,929

Cash and cash equivalents:
Beginning of period	31,327	30,769

End of period	$33,548	$33,698